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                                                                  EXHIBIT 10.15

                             UNOVA, INC.

                EXCERPT OF RESOLUTIONS ADOPTED BY THE

                         BOARD OF DIRECTORS

                         SEPTEMBER 24, 1997



    UNOVA, INC. INCENTIVE LOAN PROGRAM

    RESOLVED, that in order to provide an additional incentive for key executives, the Corporation is hereby authorized to provide loans at 4 percent interest, without security, to any officer or key employee of the Corporation, including any officer who is also a director of the Corporation, said loans to be repaid in full on December 31, 2002, or upon termination of employment of the borrower, whichever comes earlier;

    RESOLVED FURTHER, that the total amount of loans outstanding at any one time shall not exceed $6 million in the aggregate, shall not be extended to more than 50 key executives, and each loan shall not exceed the annual base salary of the borrower; and

    RESOLVED FURTHER, that the participation in said loan program of those executives and key employees of Western Atlas Inc. ("Western Atlas") who become employees of the Corporation upon the distribution by Western Atlas of the shares of the Corporation to Western Atlas shareholders, shall be transferred to this corporation's books and new promissory notes evidencing such indebtedness to the Corporation shall be executed by all such individuals.